Exhibit 99.8

November 22, 2006

Mr. Timothy Hoeksema

Chairman, CEO & President

Midwest Airlines, Inc.

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Tim:

I am disappointed by your November 21, 2006 letter. Frankly, given the events over the very recent past, and the impact that another round of industry consolidations may have on your company, it seems to us that entering into negotiations to merge our two companies makes it imperative that we move on an expeditious manner.

AirTran Holdings has made a compelling cash and stock proposal that is at a substantial premium to the market price of your stock with an expressed willingness to further enhance our offer subject to due diligence to explore value that you identify to us. More than a year ago you rejected our first proposal to acquire Midwest Air Group and you have now had our most recent proposal under review for more than a month. It is unacceptable for us to hear from you today that your Board is simply scheduling our proposal for an item at its next regular meeting. Quite apart from the corporate governance issues that this raises, we want to be clear that our passive response to your rejection of our original offer is not the pattern that you can continue to expect from us.

Let us be clear on what our proposal offers to your shareholders, employees and the Milwaukee and Kansas City communities: Our offer provides your shareholders with significant value now against a hope that that value will appear sometime in the future as Midwest Air Group moves ahead as an independent company in an increasingly competitive environment. In a merged company along the lines that we have previously detailed, we not only will protect the jobs of all of your present employees but we will significantly increase jobs in a way that Midwest could never do under any possible scenario. As you know full well from our proposal, we plan to materially improve the scope and frequency of air service in Milwaukee and Kansas City to the benefit of those communities far beyond anything Midwest can offer as an independent company.

AirTran Airways    9955 AirTran Boulevard     Orlando, FL 32827    Phone 407.251.5600    Fax 407.251-5727

We are prepared to enter into exclusive negotiations with you now and move to a definitive agreement promptly. The circumstances call for a prompt response.

Yours truly,

/s/ Joseph B. Leonard
Joseph B. Leonard